EXHIBIT 99.1

Helen of Troy Limited Reports

Third Quarter Fiscal Year 2016 Results

•                  Delivers Third Quarter Revenue of $445.5 Million; GAAP Diluted Earnings Per Share (EPS) of $1.63, including $0.16 per diluted share of Succession Costs Related to its Former CEO

•                  Third Quarter Non-GAAP Adjusted Diluted EPS of $2.07

•                  Company Expects Fiscal Year 2016 GAAP Diluted EPS in a Range of $4.18 to $4.48, Including CEO Succession Costs and Asset Impairment Charges

•                  Company Maintains Fiscal Year 2016 Non-GAAP Adjusted Diluted EPS in a Range of $5.50 to $5.85

EL PASO, Texas, January 7, 2016 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended November 30, 2015.

Julien R. Mininberg, Chief Executive Officer, stated: “We are pleased with our third quarter performance, which we believe has us solidly on track to achieve our annual goals.  Sales grew 2.3% despite a foreign currency drag of 2.0% and we made further progress toward our seven key strategic priorities that are guiding our multi-year transformation.  We are seeing improved organic growth from our efforts to improve innovation, which led to strong growth in the Health & Home segment despite foreign currency exposure and the comparison to a strong performance in the third quarter last year. In our Beauty segment, we are seeing a favorable response to new product introductions and improved branding in appliances.  Our Housewares segment’s growth included its first foray into kitchen electronics and metal bakeware.  Nutritional Supplements saw a decline in the quarter, as it continues to shift emphasis from its direct mail and print newsletter subscription business to online and auto delivery.  We are pleased to deliver adjusted diluted EPS of $2.07, overcoming foreign currency headwinds that have been greater than expected.   Based on our performance to date and the continued progress we are making on our key initiatives, we are maintaining our full year outlook even as we have experienced a slow start to the cold and flu season, experience more significant foreign exchange pressures, and see considerable variability in the retail environment.”

As previously disclosed, the Company resolved a lawsuit brought by its former CEO, which resulted in the settlement of severance compensation due under his employment and separation agreements.  The severance compensation was previously accrued and disclosed in fiscal year 2014 and was settled through the issuance of common shares of the Company on November 17, 2015.  The Company also transferred ownership of a life insurance policy on the lives of its former CEO and his spouse as part of the settlement.  As a result of the transfer of the policy and other expenses incurred in connection with the settlement, the Company recorded CEO succession costs of $6.71 million ($4.64 million after tax), or $0.16 per fully diluted share, in the third quarter of fiscal year 2016.

Key Highlights for the Third Quarter of Fiscal Year 2016 Compared to the Third Quarter of Fiscal Year 2015

•                  Net sales revenue increased $9.8 million, or 2.3%, which includes a 1.6% increase in core business net sales revenue (excluding incremental sales from VapoSteam). The increase in net sales revenue includes a negative impact of 2.0% from foreign currency fluctuations.

•                  Health & Home (formerly referred to as the “Healthcare/Home Environment” segment) rose 5.3%, driven by successful new product introductions and the VapoSteam acquisition, partially offset by lower heater sales as a result of warmer fall and early winter temperatures, lower water and air filtration sales, and a negative impact of $4.9 million, or 2.8% from foreign currency fluctuations.

•                  Housewares increased 2.1%, primarily due to successful new product introductions and increases in internet retail sales, partially offset by higher promotional spending in support of new product launches, certain promotional placement that did not repeat, a decrease in the club channel and inventory reductions at a key retailer. The Company expects year-over-year growth to return to more normalized levels in the mid-single digits for the full fiscal year.

•                  Beauty decreased 0.3% including a negative impact of $3.5 million, or 2.6%, from foreign currency fluctuations. Gains in sales of pedicure appliances and curling, straightening and specialty styling irons were partially offset by a decline in the personal care category due to competitive pressures and some lost distribution at retail. Net sales revenue includes year-over-year growth of $3.4 million from operations in Venezuela, which is a highly inflationary economy.

•                  Nutritional Supplements decreased 2.5%, reflecting a decline in average order values, promotional discounting to grow the segment’s new buyer file, and de-emphasis of the legacy print newsletter subscription business.  The Company continues to expect flat to low-single digit growth during the comparable eight month year-over-year period in fiscal year 2016.

•                  Diluted EPS was $1.63 and adjusted diluted EPS was $2.07 on 28.6 million diluted shares outstanding.

•                  Adjusted EBITDA declined $1.7 million to $75.4 million.

Third Quarter of Fiscal Year 2016 Consolidated Operating Results

•                  Net sales revenue increased 2.3% to $445.5 million compared to $435.7 million in the third quarter of fiscal year 2015.  Net sales revenue includes the operating results of VapoSteam, which was acquired on March 31, 2015, with no comparable results in our prior year period. Core business net sales revenue increased $6.9 million, or 1.6%.  Foreign currency fluctuations negatively impacted consolidated U.S. Dollar reported net sales revenue by $8.8 million, or 2.0%, year-over-year.

•                  Gross profit margin decreased 0.6 percentage points to 41.0% compared to 41.6% for the same period last year. The decrease in consolidated gross profit margin is primarily due to the unfavorable impact of foreign currency fluctuations.

•                  SG&A was 28.5% of net sales compared to 26.7% of net sales for the same period last year.  The increase is primarily due to CEO succession costs, which increased the SG&A ratio for the third quarter of fiscal year 2016 by 1.5 percentage points, and the comparative impact of a gain from the amendment of a license agreement and a decrease in product liability estimates, which decreased the SG&A ratio for the same period last year by 2.1 percentage points.  These factors were partially offset by lower year-over-year foreign currency revaluation losses, lower outbound freight costs, and operating leverage on higher net sales revenue.

•                  Operating income was $55.6 million compared to $65.0 million for the same period last year primarily reflecting the negative impact of foreign currency fluctuations, CEO succession costs of $6.7 million and the comparative impact of a $7 million gain from a license amendment recorded in the same period last year.

•                  Income tax expense as a percentage of pretax income was 11.8% compared to 9.2% for the same period last year.  The year-over-year comparison of the Company’s effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions and the comparative impact of a 1.2 percentage point reduction in the same period last year related to a $7.0 million pre-tax gain from the amendment of a license agreement.  Income tax expense for the fiscal quarter ended November 30, 2015 includes a tax benefit of $2.4 million due to the finalization of certain tax returns, mostly offset by tax expense of $2.0 million related to the provision for an uncertain tax position in a foreign jurisdiction.

•                  Net income was $46.8 million, or $1.63 per diluted share on 28.6 million weighted average diluted shares outstanding, and includes after tax CEO succession costs of $4.6 million, or $0.16 per diluted share related to the settlement of a lawsuit with the Company’s former CEO.  This compares to net income in the third quarter of fiscal year 2015 of $55.4 million, or $1.92 per diluted share on 28.8 million weighted average diluted shares outstanding, which included: (i) an after-tax gain of $0.24 per diluted share from the amendment of a license agreement; and (ii) an after-tax decrease in product liability estimates of $0.05 per diluted share.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, CEO succession costs, acquisition-related expenses, and non-cash share-based compensation, as applicable) was $75.4 million compared to $77.0 million in the same period last year. The decline was primarily due to the negative impact of foreign currency fluctuations and the comparative impact of a pre-tax gain of $7 million from the amendment of a license agreement recorded in the same period last year.

On an adjusted basis for the third quarter of fiscal years 2016 and 2015, excluding non-cash asset impairment charges, CEO succession costs, non-cash amortization of intangible assets, acquisition-related expenses, non-cash share based compensation, as applicable:

•                  Adjusted operating income was $71.4 million compared to $73.2 million for the third quarter of fiscal year 2015.

•                  Adjusted income was $59.2 million, or $2.07 per diluted share, compared to $62.6 million, or $2.17 per diluted share, for the third quarter of fiscal year 2015, primarily reflecting the negative impact of foreign currency fluctuations and the comparative impacts of a $6.9 million after tax gain from the amendment of a license agreement and a reduction in product liability estimates of $1.4 million, after tax, recorded in the same period last year.  The fiscal quarters ended November 30, 2015 and 2014 include net income from our operations in Venezuela of $2.9 and $1.0 million, respectively, or diluted EPS of $0.10 and $0.03, respectively.

First Nine Months of Fiscal Year 2016 Consolidated Operating Results

•                  Net sales revenue increased 8.7% to $1,160.0 million compared to $1,067.4 million in the first nine months of fiscal year 2015.  Net sales revenue includes four additional months of Nutritional Supplements results compared to the same period last year and eight months of results from VapoSteam, which was acquired on March 31, 2015, with no comparable results in the same period last year.  Core business net sales revenue increased $35.3 million, or 3.3%.  Foreign currency fluctuations negatively impacted consolidated U.S. Dollar reported net sales revenue by $25.1 million, or 2.4%, year-over-year.

•                  Gross profit margin increased 0.1 percentage points to 40.8% compared to 40.7% for the same period last year.  The increase in consolidated gross profit margin is primarily due to the favorable incremental impact of the Nutritional Supplements segment, partially offset by the unfavorable impact of foreign currency fluctuations and a lower margin product and channel sales mix.

•                  SG&A was 30.7% of net sales compared to 29.3% for the same period last year.  The increase is primarily due to: (i) CEO succession costs, which increased the SG&A ratio by 0.6 percentage points for the nine months ended November 30, 2015; (ii) the comparative impact of a gain from the amendment of a license agreement, which decreased the SG&A ratio for the same period last year by 0.7 percentage points; (iii) an additional four months of operating results from the Nutritional Supplements segment, which operates at higher relative SG&A ratio; and (iv) higher investments in advertising, marketing and product development.  These factors were partially offset by lower year-over-year foreign currency revaluation losses, lower outbound freight costs, and operating leverage on higher net sales revenue.

•                  Operating income was $114.6 million compared to $112.8 million for the same period last year. Operating income for the first nine months of fiscal year 2016 includes non-cash asset impairment charges of $3.0 million, compared to $9.0 million for the same period last year. Operating income for the first nine months of fiscal year

2016 includes $6.7 million of CEO succession costs with no comparable expense in the same period last year.  Operating income for the first nine months of fiscal year 2015 includes $3.6 million of acquisition-related expenses, with no comparable expense in the same period this year.

•                  Income tax expense as a percentage of pretax income was 14.1% compared to 10.7% for the same period last year. The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions and the comparative impact of a tax benefit of $2.1 million recorded in the same period last year related to the resolution of an uncertain tax position. Additionally, the $7.0 million gain from the amendment of a trademark license agreement decreased the effective tax rate in the comparative period by 0.8 percentage points.  Income tax expense for the nine months ended November 30, 2015 includes a tax benefit of $2.4 million due to the finalization of certain tax returns, mostly offset by tax expense of $2.0 million related to the provision for an uncertain tax position in a foreign jurisdiction.

•                  Net income was $91.6 million, or $3.17 per diluted share on 28.9 million weighted average diluted shares outstanding.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, CEO succession costs, acquisition-related expenses, and non-cash share-based compensation, as applicable) was $162.6 million compared to $159.2 million in the same period last year.  Adjusted EBITDA for the nine months ended November 30, 2014 includes a pre-tax gain of $7 million from the amendment of a license agreement and a pre-tax decrease in product liability estimates of $2.2 million.

On an adjusted basis for the first nine months of fiscal years 2016 and 2015, excluding non-cash asset impairment charges, CEO succession costs, non-cash amortization of intangible assets, acquisition-related expenses, and non-cash share based compensation, as applicable:

•                  Adjusted operating income was $151.3 million compared to $148.3 million for the first nine months of fiscal year 2015.

•                  Adjusted income was $122.2 million, or $4.23 per diluted share, compared to $121.9 million, or $4.19 per diluted share, for the first nine months of fiscal year 2015. The nine months ended November 30, 2015 and 2014 include net income from our operations in Venezuela of $5.5 and $2.0 million, respectively, or diluted EPS of $0.19 and $0.07, respectively.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $21.1 million at November 30, 2015, compared to $21.1 million at November 30, 2014.

•                  Total short- and long-term debt decreased to $474.7 million at November 30, 2015, compared to $555.7 million at November 30, 2014, a net reduction of $81.0 million after funding the VapoSteam acquisition for $42.8 million in March 2015 and share repurchases of $50.0 million in August 2015.

•                  Accounts receivable turnover was 58.8 days at November 30, 2015, compared to 64.4 days at November 30, 2014.

•                  Inventory was $339.4 million at November 30, 2015, compared to $318.8 million at November 30, 2014.

Subsequent Events

Today, the Company, and certain of its subsidiaries, entered into an Amended and Restated Employment Agreement with Julien Mininberg, the Company’s CEO.  The new agreement, among other things, extends the term of Mr. Mininberg’s employment through February 28, 2019.  Timothy Meeker, Chairman of the Board, stated, “We are delighted to have reached an agreement with Julien Mininberg to extend his tenure with the Company.  The Board is very pleased with the Company’s results under Mr. Mininberg’s direction.  He has embodied the leadership, vision and strategic thinking that has led to a transformation that we believe has set up the Company for continued success.”

Fiscal Year 2016 Annual Outlook

For fiscal year 2016, the Company expects consolidated net sales revenue in the range of $1.500 to $1.536 billion and diluted EPS (GAAP) in the range of $4.18 to $4.48, including after-tax non-cash asset impairment charges and CEO succession costs of $0.09 and $0.16 per share, respectively.  The Company continues to expect consolidated adjusted diluted EPS (non-GAAP) to be in the range of $5.50 to $5.85, which excludes after-tax non-cash asset impairment charges, CEO succession costs, non-cash share-based compensation expense and intangible asset amortization expense.

The Company’s fiscal year 2016 outlook assumes current foreign currency exchange rates for the remainder of the fiscal year.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.9 million for the full fiscal year 2016.  Further, our outlook now assumes that the severity of the cold/flu season will likely be below historical averages, based on cold/flu incidence to date.  The likelihood and potential impact of any fiscal year 2016 acquisitions other than VapoSteam, future asset impairment charges, future foreign currency fluctuations, including any potential currency devaluation in Venezuela, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

As previously disclosed, in fiscal year 2015 the Company benefitted from an after-tax gain of $0.24 per share from the amendment of a license agreement, an after-tax decrease in product liability estimates of $0.05 per share and tax benefits of $0.15 per share that are not expected to repeat in fiscal year 2016.  These items negatively impact the year-over-year comparison of adjusted diluted EPS by a combined $0.44.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, January 7, 2016. Institutional investors and analysts interested in participating in the call are invited to dial (888) 427-9411 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on January 7, 2016 until 11:59 p.m. Eastern Time on January 12, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 3323342. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Beauty: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®. The Nutritional Supplements segment was formed with the acquisition of Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2015 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s relationship with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, expectations regarding acquisitions and the integration of acquired businesses, exchange rate risks, disruptions in U.S., European and other international credit markets, risks associated with weather conditions, the Company’s dependence on foreign sources of supply and foreign manufacturing, risks associated with the availability, purity and integrity of materials used in nutritional supplements, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of nutritional supplements, risks associated with adverse publicity and negative public perception regarding the use of nutritional supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding nutritional supplements to the Company’s portfolio of products, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures —

Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (“EPS”) (1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended November 30,
	2015						2014
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)		As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)
Sales revenue, net	$445,503	100.0%	$—		$445,503	100.0%	$435,674	100.0%	$—		$435,674	100.0%
Cost of goods sold	262,979	59.0%	—		262,979	59.0%	254,263	58.4%	—		254,263	58.4%
Gross profit	182,524	41.0%	—		182,524	41.0%	181,411	41.6%	—		181,411	41.6%

Selling, general, and administrative expense	126,891	28.5%	(6,707	)(2)	111,114	24.9%	116,368	26.7%	—		108,188	24.8%
			(2,209	)(3)					(1,327	)(3)
			(6,861	)(4)					(6,853	)(4)
Asset impairment charges	—	—%	—		—	—%	—	—%	—		—	—%
Operating income	55,633	12.5%	15,777		71,410	16.0%	65,043	14.9%	8,180		73,223	16.8%

Nonoperating income, net	142	—%	—		142	—%	87	—%	—		87	—%
Interest expense	(2,741)	(0.6)%	—		(2,741)	(0.6)%	(4,173)	(1.0)%	—		(4,173)	(1.0)%
Total other expense	(2,599)	(0.6)%	—		(2,599)	(0.6)%	(4,086)	(0.9)%	—		(4,086)	(0.9)%
Income before income taxes	53,034	11.9%	15,777		68,811	15.4%	60,957	14.0%	8,180		69,137	15.9%

Income tax expense	6,256	1.4%	3,383	(8)	9,639	2.2%	5,580	1.3%	1,000	(8)	6,580	1.5%
Net income	$46,778	10.5%	$12,394		$59,172	13.3%	$55,377	12.7%	$7,180		$62,557	14.4%

Diluted EPS	$1.63		$0.44		$2.07		$1.92		$0.25		$2.17

Weighted average shares of common stock used in computing diluted EPS	28,634		—		28,634		28,824		—		28,824

	Nine Months Ended November 30,
	2015						2014
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)		As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)
Sales revenue, net	$1,159,977	100.0%	$—		$1,159,977	100.0%	$1,067,401	100.0%	$—		$1,067,401	100.0%
Cost of goods sold	686,129	59.2%	—		686,129	59.2%	632,726	59.3%	—		632,726	59.3%
Gross profit	473,848	40.8%	—		473,848	40.8%	434,675	40.7%	—		434,675	40.7%

Selling, general, and administrative expense	356,240	30.7%	(6,707	)(2)	322,503	27.8%	312,906	29.3%	—		286,329	26.8%
			(6,147	)(3)					(4,539	)(3)
			(20,883	)(4)					(18,427	)(4)
			—						(3,611	)(5)
Asset impairment charges	3,000	0.3%	(3,000	)(6)	—	—%	9,000	0.8%	(9,000	)(6)	—	—%
Operating income	114,608	9.9%	36,737		151,345	13.0%	112,769	10.6%	35,577		148,346	13.9%

Nonoperating income, net	233	—%	—		233	—%	234	—%	—		234	—%
Interest expense	(8,135)	(0.7)%	—		(8,135)	(0.7)%	(11,588)	(1.1)%	—		(11,588)	(1.1)%
Total other expense	(7,902)	(0.7)%	—		(7,902)	(0.7)%	(11,354)	(1.1)%	—		(11,354)	(1.1)%
Income before income taxes	106,706	9.2%	36,737		143,443	12.4%	101,415	9.5%	35,577		136,992	12.8%

Income tax expense	15,066	1.3%	6,170	(8)	21,236	1.8%	10,801	1.0%	4,323	(8)	15,124	1.4%
Net income	$91,640	7.9%	$30,567		$122,207	10.5%	$90,614	8.5%	$31,254		$121,868	11.4%

Diluted EPS	$3.17		$1.06		$4.23		$3.12		$1.07		$4.19

Weighted average shares of common stock used in computing diluted EPS	28,903		—		28,903		29,070		—		29,070

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30,				% of Sales Revenue, net
	2015	2014	$ Change	% Change	2015	2014
Sales revenue by segment, net
Housewares	$87,816	$85,984	$1,832	2.1%	19.7%	19.7%
Health & Home	186,418	176,994	9,424	5.3%	41.8%	40.6%
Nutritional Supplements	37,492	38,462	(970)	(2.5)%	8.4%	8.8%
Beauty	133,777	134,234	(457)	(0.3)%	30.0%	30.8%
Total sales revenue, net	$445,503	$435,674	$9,829	2.3%	100.0%	100.0%

	Nine Months Ended November 30,				% of Sales Revenue, net
	2015	2014	$ Change	% Change	2015	2014
Sales revenue by segment, net
Housewares	$231,850	$222,377	$9,473	4.3%	20.0%	20.8%
Health & Home	472,714	445,701	27,013	6.1%	40.8%	41.8%
Nutritional Supplements	114,980	63,096	51,884	*	9.9%	5.9%
Beauty	340,433	336,227	4,206	1.3%	29.3%	31.5%
Total sales revenue, net	$1,159,977	$1,067,401	$92,576	8.7%	100.0%	100.0%

* Calculation is not meaningful or comparable

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	November 30,
	2015	2014
Balance Sheet:
Cash and cash equivalents	$21,141	$21,056
Receivables, net	288,979	289,449
Inventory, net	339,397	318,823
Total assets, current	680,390	668,556
Total assets	1,782,472	1,763,696
Total liabilities, current	293,986	731,942
Total long-term liabilities	520,552	172,764
Total debt	474,707	555,707
Stockholders’ equity	967,934	858,990

Cash Flow:
Depreciation and amortization	$31,946	$29,075
Net cash provided by operating activities	72,759	63,472
Capital and intangible asset expenditures	12,418	4,893
Payments to acquire businesses, net of cash received	42,750	195,943
Net amounts borrowed	41,500	363,100

Liquidity:
Working Capital	$386,404	$(63,386)

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2015	2014	2015	2014
Net income	$46,778	$55,377	$91,640	$90,614

Interest expense, net	2,698	4,159	8,066	11,541

Income tax expense	6,256	5,580	15,066	10,801

Depreciation and amortization, excluding amortized interest	10,719	10,582	31,946	29,075

EBITDA (Earnings before interest, taxes, depreciation and amortization)	66,451	75,698	146,718	142,031

Add: CEO succession costs (2)	6,707	—	6,707	—

Non-cash share-based compensation (3)	2,209	1,327	6,147	4,539

Acquisition-related expenses (5)	—	—	—	3,611

Non-cash asset impairment charges (6)	—	—	3,000	9,000

Adjusted EBITDA	$75,367	$77,025	$162,572	$159,181

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$15,536	$18,072	$3,034	$18,991	$55,633

Depreciation and amortization, excluding amortized interest	1,065	5,281	1,956	2,417	10,719

Other income / (expense)	—	—	—	99	99

EBITDA (Earnings before interest, taxes, depreciation and amortization)	16,601	23,353	4,990	21,507	66,451

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	303	657	398	851	2,209

Adjusted EBITDA	$18,252	$26,732	$6,092	$24,291	$75,367

	Three Months Ended November 30, 2014
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$18,275	$18,694	$6,214	$21,860	$65,043

Depreciation and amortization, excluding amortized interest	892	5,125	2,032	2,533	10,582

Other income / (expense)	—	—	—	73	73

EBITDA (Earnings before interest, taxes, depreciation and amortization)	19,167	23,819	8,246	24,466	75,698

Add: Non-cash share-based compensation (3)	111	230	—	986	1,327

Adjusted EBITDA	$19,278	$24,049	$8,246	$25,452	$77,025

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (7)

(Unaudited)

(in thousands)

	Nine Months Ended November 30, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$41,861	$31,298	$8,623	$32,826	$114,608

Depreciation and amortization, excluding amortized interest	3,148	15,858	5,889	7,051	31,946

Other income / (expense)	—	—	—	164	164

EBITDA (Earnings before interest, taxes, depreciation and amortization)	45,009	47,156	14,512	40,041	146,718

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	934	1,785	974	2,454	6,147

Non-cash asset impairment charges (6)	—	—	—	3,000	3,000

Adjusted EBITDA	$47,291	$51,663	$16,190	$47,428	$162,572

	Nine Months Ended November 30, 2014
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$45,201	$31,919	$6,324	$29,325	$112,769

Depreciation and amortization, excluding amortized interest	2,669	15,384	3,391	7,631	29,075

Other income / (expense)	—	—	—	187	187

EBITDA (Earnings before interest, taxes, depreciation and amortization)	47,870	47,303	9,715	37,143	142,031

Add: Non-cash share-based compensation (3)	645	892	—	3,002	4,539

Acquisition-related expenses (5)	—	—	3,611	—	3,611

Non-cash asset impairment charges (6)	—	—	—	9,000	9,000

Adjusted EBITDA	$48,515	$48,195	$13,326	$49,145	$159,181

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (7) (8)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended November 30,		Basic EPS		Diluted EPS
	2015	2014	2015	2014	2015	2014
Net income as reported (GAAP) (10)	$46,778	$55,377	$1.66	$1.95	$1.63	$1.92
CEO succession costs, net of tax (2)	4,645	—	0.17	—	0.16	—
Subtotal	51,423	55,377	1.83	1.95	1.80	1.92
Non-cash share-based compensation, net of tax (3)	1,813	1,187	0.06	0.04	0.06	0.04
Amortization of intangible assets, net of tax (4)	5,936	5,993	0.22	0.21	0.21	0.21
Adjusted income (non-GAAP) (10)	$59,172	$62,557	$2.10	$2.20	$2.07	$2.17
Weighted average shares of common stock used in computing basic and diluted earnings per share (GAAP)			28,129	28,414	28,634	28,824

	Nine Months Ended November 30,		Basic EPS		Diluted EPS
	2015	2014	2015	2014	2015	2014
Net income as reported (GAAP) (11)	$91,640	$90,614	$3.23	$3.17	$3.17	$3.12
CEO succession costs, net of tax (2)	4,645	—	0.16	—	0.16	—
Acquisition-related expenses, net of tax (5)	—	2,306	—	0.08	—	0.08
Asset impairment charges, net of tax (6)	2,656	8,155	0.09	0.28	0.09	0.28
Subtotal	98,941	101,075	3.49	3.53	3.42	3.48
Non-cash share-based compensation, net of tax (3)	5,158	4,026	0.18	0.14	0.18	0.14
Amortization of intangible assets, net of tax (4)	18,108	16,767	0.64	0.59	0.63	0.58
Adjusted income (non-GAAP) (11)	$122,207	$121,868	$4.31	$4.26	$4.23	$4.19
Weighted average shares of common stock used in computing basic and diluted earnings per share (non-GAAP)			28,361	28,630	28,903	29,070

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2016 Outlook for GAAP Diluted Earnings Per Share (EPS)

to Adjusted Diluted EPS (non-GAAP) (1) (9)

(Unaudited)

	Fiscal Year Ended February 29, 2016
	Period Ended November 30, 2015 (Nine Months)	Outlook for the Balance of The Fiscal Year (Three Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$3.17	$1.01	-	$1.31	4.18	-	$4.48
CEO succession costs (1)	0.16	—	-	—	0.16	-	0.16
Asset impairment charges, net of tax (5)	0.09	—	-	—	0.09	-	0.09
Subtotal	3.42	1.01	-	1.31	4.43	-	4.73
Non-cash share-based compensation, net of tax (2)	0.18	0.07	-	0.10	0.25	-	0.28
Amortization of intangible assets, net of tax (3)	0.63	0.19	-	0.21	0.82	-	0.84
Adjusted diluted EPS (non-GAAP)	$4.23	$1.27	-	$1.62	$5.50	-	$5.85

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)                     This press release contains non-GAAP financial measures. Adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)                     Adjustments consist of CEO succession costs of 6.71 million ($4.64 million after tax) incurred in connection with the settlement of a dispute with our former CEO. See page 1 of this press release for further information on these costs.

(3)         Adjustments for the three months ended November 30, 2015 and 2014 consist of non-cash share-based compensation expense of $2.21 million ($1.81 million after tax) and $1.33 million ($1.19 million after tax), respectively. Adjustments for the nine months ended November 30, 2015 and 2014 consist of non-cash share-based compensation expense of $6.15 million ($5.16 million after tax) and $4.54 million ($4.03 million after tax), respectively. Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans.

(4)         Adjustments for the three months ended November 30, 2015 and 2014 consist of non-cash intangible asset amortization expense of $6.86 million ($5.94 million after tax) and $6.85 million ($5.99 million after tax), respectively. Adjustments for the nine months ended November 30, 2015 and 2014 consist of non-cash intangible asset amortization expense of $20.88 million ($18.11 million after tax) and $18.43 million ($16.77 million after tax), respectively.

(5)         Adjustment consists of expenses of $3.61 million ($2.31 million after tax) incurred in connection with the Healthy Directions acquisition in the second quarter of fiscal year 2015.

(6)         Adjustments for the nine months ended November 30, 2015 and 2014  consist of non-cash asset impairment charges of $3.00 million ($2.66 million after tax) and $9.00 million ($8.16 million after tax) recorded as a result of our annual evaluation of goodwill and indefinite-lived intangible assets for impairment. The non-cash charges relate to certain trademarks in our Beauty segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(7)         Healthy Directions was acquired on June 30, 2014 and its operations are reported under the Nutritional Supplements segment. Results reported for the fiscal quarter and year-to-date periods ended November 30, 2015 include three- and nine-months, respectively. Results reported for the fiscal quarter and year-to-date periods ended November 30, 2014 include three- and five-months, respectively.

The VapoSteam business was acquired on March 31, 2015 and its operations are reported under the Health & Home segment. Results reported for the fiscal quarter and year-to-date periods ended November 30, 2015 include three- and eight- months, respectively, with no comparable results for the same periods last year.

(8)         Total tax effects of adjustments described in Notes 2 through 6, for each of the periods presented:

	Three Months Ended November 30,		Nine Months Ended November 30,
	2015	2014	2015	2014
Tax Effects of Adjustments
CEO succession costs (2)	$(2,062)	$—	$(2,062)	$—
Non-cash share-based compensation (3)	(396)	(140)	(989)	(513)
Amortization of intangible assets (4)	(925)	(860)	(2,775)	(1,660)
Acquisition-related expenses (5)	—	—	—	(1,305)
Asset impairment charges (6)	—	—	(344)	(845)
Total	$(3,383)	$(1,000)	$(6,170)	$(4,323)

(9)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.00 million for fiscal year 2016.

(10) The fiscal quarters ended November 30, 2015 and 2014 include net income from our operations in Venezuela of $2.87 and $0.95 million, respectively, or diluted EPS of $0.10 and $0.03, respectively.

(11) The nine months ended November 30, 2015 and 2014 include net income from our operations in Venezuela of $5.54 and $2.01 million, respectively, or diluted EPS of $0.19 and $0.07, respectively.